LEASE AGREEMENT

THIS AGREEMENT made this 1st day of July, 2000
BY AND BETWEEN Taylor Devices, Inc. known and referred to as the Owner in this Lease, having its principle office located at 90 Taylor Drive, North Tonawanda, New York 14120 and Tayco Developments, Inc. known and referred to as the Tenant in this Lease.

LET IT BE WITNESSED, that the Owner has agreed to lease and by this Lease does grant a lease to the Tenant, and the Tenant has agreed to this Lease, and has leased the following described premises:

(Premises)	Located at 100 Taylor Drive, North Tonawanda, NY 14120 to include 1,000 square feet of office space on the second floor and engineering research and development space on the first floor, including use of certain office machines, telephone lines, rest rooms and kitchen facilities. Conference room space is available upon prior approval from Owner.
(Term)	This Lease Agreement will be automatically renewed beginning on the 1st day of July of each year, unless either party gives three months written notice, to the other, of termination.
(Rental)	The Tenant agrees to pay the Owner at the Owner's address, an annual rent of Twelve Thousand Dollars ($12,000) initially, and is subject to increases of not more than 10% annually. Rent for the upcoming year is to be determined by management of both companies by April 1st of each year. Payment is due, in full, by the 1st day of July, each year. Should payment be received after 30 days, a penalty with interest can be levied.
(Agreements)	The Tenant agrees to the following:
	(a)	To punctually pay the total rent due on the agreed day at the agreed place.
	(b)	That no rental payment made to Owner will be returned or rebated for any reason.
	(c)	To hold the Owner harmless from any expense, loss or damage by reason of the violation of any laws, regulations, rules, ordinances and requirements, or by reason of any damage that might be sustained by reason of the Tenant's negligence.
	(d)	To hold the Owner harmless for any and all injury or liability claims including those from employees of the Tenant.
	(e)	To maintain the facility to be neat, clean and secure at all times.
	(f)	The agreements and conditions contained in this Lease shall apply to and bind and enure to the benefit of the personal representatives and assigns of the Owner and the personal representatives and licensed assigns of the Tenant.
	(g)	Immediate eviction can occur when a violation is committed to any part of this Agreement, and that it is at the discretion of the Owner when a violation has been committed.

IN WITNESS WHEREOF, the parties hereto have affixed their hands and seals the day and year first above written.

Accepted by Taylor Devices, Inc.	Accepted by Tayco Developments, Inc.
/s/ Richard G. Hill Richard G. Hill, Vice President	/s/ Douglas P. Taylor Douglas P. Taylor, President